Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
C-13-11, Megan Avenue II	Email : info@jns-associate.com
12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on the Form F-3 of NewGenIvf Group Limited (the “Company”) of our report dated March 31, 2026 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2025 and December 31, 2024 respectively, and for the three years in the period ended December 31, 2025, except for the number of shares in the balance sheets, statements of changes in shareholders’ equity and in Notes 1, 2, 12, 14, 20 and 23, as well as the earnings per share and weighted average shares outstanding in the statements of operations and comprehensive income (loss) of the consolidated financial statements of the said periods, which have been retrospectively adjusted for the reverse share splits effected on July 6, 2026 and September 1, 2026, as to which our report date is September 1, 2026, and included in the Registration Statement on Amendment No.1 to the Form F-1 filed on September 1, 2026. The consolidated financial statements of the Company for the mentioned periods remain unadjusted for the Reverse Stock Split subsequent to September 1, 2026.

We also consent to the reference to our Firm under the caption “Experts” appearing in this Registration Statement.

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia

October 27, 2026